UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 15, 2010
Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2902 Corporate Place
Chanhassen, Minnesota	55317

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 947-0000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 15, 2010, Scott C. Lutz and the Company entered into a Separation Agreement relating to Mr. Lutz’s termination of employment effective October 15, 2010. Under the terms of the Separation Agreement, Mr. Lutz will receive (i) an amount equal to $200,000 paid pursuant to the Company’s normal payroll practices following expiration of his right to rescind a release of claims and continuing for five months (with any installments that remain payable as of March 15, 2011 paid in a lump sum no later than March 15, 2011) and (ii) a lump sum of $15,000 paid following expiration of his right to rescind the release and in lieu of any contributions by the Company for the continuation of his medical plan coverage and life insurance coverage.
Under the terms of the Separation Agreement, the Company also agreed to amend the terms of his restricted stock agreement related to shares of restricted stock granted to him on March 13, 2009 to provide for the continued vesting of 9,259 of the shares.
As a condition to receiving the benefits provided under the Separation Agreement, Mr. Lutz is required to sign and not rescind the release of claims against the Company and comply with the terms of the Separation Agreement and release, which include (i) not divulging or using the Company’s confidential information, (ii) not competing with the Company for 12 months beginning on his separation date, (iii) not hiring any of the Company’s employees for 12 months beginning on his separation date, and (iv) not soliciting any customer, supplier or other business contact to cancel, curtail or otherwise change its relationship with the Company for 12 months beginning on his separation date. Mr. Lutz also agreed to cooperate with the Company and provide certain consulting services to the Company for no additional compensation.
The above description is qualified in its entirety by reference to the Separation Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
     The following Exhibit is being filed herewith:
10.1	Separation Agreement between the Company and Scott C. Lutz dated October 15, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: October 20, 2010	By	/s/ Eric J. Buss
Eric J. Buss
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Manner of
No.	Exhibit	Filing

10.1	Separation Agreement between the Company and Scott C. Lutz dated October 15, 2010.	Filed Electronically